THE ALGER FUNDS

Amended and Restated Certificate of Designation

for

Alger 25 Fund

The undersigned, being the duly elected and acting Secretary of The Alger Funds, a trust with transferable shares established under Massachusetts law of the type commonly called a Massachusetts business trust (the “Trust”), DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Trustees of the Trust by Section 6.1(b) and Section 9.3 of the Amended and Restated Declaration of Trust dated September 13, 2012, as amended (the “Declaration of Trust”), and pursuant to the affirmative vote of a Majority of the Trustees at a meeting duly called and held on December 15, 2020, the Declaration of Trust, including the Certificate of Designation for Alger 25 Fund dated December 26, 2017, is hereby amended by this Amended and Restated Certificate of Designation as follows:

(1)    Additional Portfolio. The Trustees established and designated the Alger 25 Fund (the “Portfolio”) on December 12, 2017. The beneficial interest in the Portfolio shall be divided into Shares having a nominal or par value of one mill ($.001) per Share, of which an unlimited number may be issued, which Shares shall represent interests only in the Portfolio. The Trustees shall have authority from time to time to authorize Classes of Shares for the Portfolio (each of which Classes shall represent interests only in the Portfolio), as they deem necessary and desirable. Currently, there is one Class of Shares of the Portfolio, Class Z Shares (formerly designated as Class P Shares, including Class P-2 Shares). The Shares of the Portfolio, and the Classes thereof, shall have the additional relative rights and preferences, shall be subject to the liabilities, shall have the other characteristics, and shall be subject to the powers of the Trustees, all as set forth in Article 6 of the Declaration of Trust, as from time to time in effect. Without limitation of the foregoing sentence, each Share of such Series representing the beneficial interest of the Portfolio shall be redeemable, shall be entitled to one vote, or a ratable fraction of one vote in respect of a fractional Share, as to matters on which Shares of such Series shall be entitled to vote, and shall represent a share of the beneficial interest of the Portfolio, all as provided in the Declaration of Trust.

(2)    Amendment, etc. Subject to the provisions and limitations of Section 9.3 of the Declaration of Trust and applicable law, this Amended and Restated Certificate of Designation may be amended by an instrument signed in writing by a Majority of the Trustees (or by an officer of the Trust pursuant to the vote of a Majority of the Trustees), provided that, if any amendment adversely affects the rights of the Shareholders of the Portfolio, such amendment shall be adopted by an instrument signed in writing by a Majority of the Trustees (or by an officer of the Trust pursuant to the vote of a Majority of the Trustees) when authorized to do so by the vote in accordance with Section 7.1 of the Declaration of Trust of the holders of a majority of all the Shares of the Portfolio outstanding and entitled to vote.

(3)    Incorporation of Defined Terms. All capitalized terms which are not defined herein shall have the same meanings as are assigned to those terms in the Declaration of Trust.

The Trustees further direct that, upon the execution of this Amended and Restated Certificate of Designation, the Trust take all necessary action to file a copy of this Amended and Restated Certificate of Designation with the Secretary of the Commonwealth of Massachusetts and at any other place required by law or by the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned has set her hand and seal this 24th day of February 2021.

/s/ Tina Payne
Tina Payne
Secretary

ACKNOWLEDGEMENT

State of New York )
) : ss
County of New York )

February 24, 2021

Then personally appeared the above-named Tina Payne and acknowledged the foregoing instrument to be her free act and deed.

Before me,

/s/ Louise M. Ulitto
Louise M. Ulitto
Notary Public
My Commission Expires: January 31, 2023
Commission No. 24-4814711